Exhibit 10.5

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into this 24th day of July 2006 by and between Embrex, Inc. (“Company”), a North Carolina corporation, and Randall L. Marcuson (“Employee”).

WHEREAS, the Board of Directors (“Board”) of the Company considers the maintenance of a vital management group to be essential in protecting and enhancing the best interests of the Company and its shareholders;

WHEREAS, the Board recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is in the best interest of the Company and its shareholders to ensure the Employee’s continued dedication and efforts on behalf of the Company;

WHEREAS, in order to induce the Employee to remain in the employ of the Company, particularly in the event of a threat of or the occurrence of a Change in Control and to dispel any concerns that the Employee may have about taking an active part in the defense against an inappropriate attempt to bring about a Change in Control of the Company, the Company desires to enter into this Agreement with the Employee and to provide the Employee with certain payments and benefits in the event that his service with the Company is severed as a result of, or in connection with, a Change in Control;

WHEREAS, the Company and the Employee previously entered into a Change in Control Severance Agreement (the “Prior Agreement”). This Amended and Restated Change in Control Severance Agreement is an amendment and restatement of the Prior Agreement; and

WHEREAS, the Effective Date of this Agreement is January 1, 2005.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the legal sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Employment. Employee acknowledges that he is employed with the Company pursuant to an Employment Agreement dated November 15, 1989 and hereby agrees that to the extent any provision of this Agreement should be contrary to any provision of the Employment Agreement, the terms of this Agreement shall control.

2. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(A) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of thirty-five percent (35%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, (iv) any dividend reinvestment plan of the Company, or (v) any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of such employee benefit, employee stock or dividend reinvestment plans. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to thirty-five percent (35%) or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of thirty-five percents

(35%) or more of the Common Stock of the Company, then outstanding by reason of such an acquisition and shall, after such acquisition, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an “Acquiring Person.” In addition, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Paragraph (A), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Paragraph (A), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(B) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(C) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own,” any securities:

(i)which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right or obligation to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” (a) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (b) at any time prior to the occurrence of a Triggering Event, securities issuable upon exercise of the Rights (“Triggering Event” and “Rights”

shall have the respective meanings ascribed to such terms as set forth in the Rights Agreement between Embrex, Inc. and Branch Banking & Trust Company as Rights Agent, dated as of March 21, 1996 and as in effect on the date hereof (“Rights Agreement”)), or (c) from and after the occurrence of a Triggering Event, securities issuable upon exercise of Rights which were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date (as defined in the Rights Agreement) or pursuant to Section 3(a) or Section 22 of the Rights Agreement (the “Original Rights”) or pursuant to Section 11(i) of the Rights Agreement in connection with an adjustment made with respect to any Original Rights;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act and any successor provision thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (a) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), but excluding customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities until the expiration of forty days after the date of such acquisition, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the provision to subparagraph (ii) of this Paragraph (C)) or disposing of any voting securities of the Company.

(D) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(E) “Continuing Director” shall mean (i) any member of the Board of Directors of the Company, while such Person is a member of the Board of Directors, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board of Directors prior to the date of this Agreement, or (ii) any Person who subsequently becomes a member of the Board of Directors, while such Person is a member of the Board of Directors, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if such Person’s nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

(F) “Key Employee” shall mean an employee who, on an Identification Date, is:

(i) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date; or

(ii) A five percent owner of the Company; or

(iii) A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(G) “Identification Date” shall mean each December 31.

(H) “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

(I) “Separation from Service” or “Separates from Service” or “Separated from Service” shall mean termination of the Employee’s employment as a common-law employee of the Company. A Separation from Service will not be deemed to have occurred if the Employee continues to provide services to the Company in a capacity other than as an employee and if the Employee is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if the Employee’s service with the Company is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent (20%) of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).

(J) “Subsidiary” shall mean, with reference to any other Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect at least a majority of the directors or other persons performing similar functions is beneficially owned, directly or indirectly, by such Person, or which is otherwise controlled by such Person.

(K) “Termination Date” shall mean the date on which the Employee Separates from Service with the Company for Good Reason or the date on which the Employee is involuntarily Separated from Service by the Company for reasons other than Cause, Disability, or death.

3. Term. The term of this Agreement shall be two (2) years commencing on July 24, 2006 and terminating two (2) years thereafter. Upon the expiration of the term or any renewal term, this Agreement shall be automatically renewed for an additional one (1) year period unless, at least ninety (90) days prior to the renewal date, the Company gives Employee written notice that this Agreement will not renew. During any renewal term, the terms, conditions, and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Paragraph 16. If a Change in Control, as defined herein, occurs during the term of this Agreement, this Agreement will continue in effect beyond the expiration date then in effect for a period of one (1) year from the date of the Change in Control or, if later, the date on which the Company’s obligations under this Agreement have been satisfied.

4. Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following events but only to the extent that such change in control transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code:

(A) Any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, any dividend reinvestment plan of the Company, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan) alone or together with its Affiliates or Associates, shall, at any time after the date hereof, become an Acquiring Person; or

(B) The Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company; or

(C) Directly or indirectly:

(i) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company), and the Company shall not be the continuing or surviving corporation of such consolidation or merger; or

(ii) any Person (other than a Subsidiary of the Company) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger, and in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property; or

(iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) in one transaction or a series of related transactions, assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company).

5. Separation from Service Following Change in Control. After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement if, within two (2) years after the occurrence of a Change in Control, he Separates from Service with the Company under any of the following circumstances:

(A) The Employee is involuntarily Separated from Service for reasons other than “Cause,” “Disability,” or death. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his Disability) for a significant period of time, after a demand for substantial performance is delivered to Employee by the Board or a committee thereof, which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties; or

(ii) the willful engagement by Employee in gross misconduct materially and demonstrably injurious to the Company. No act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in the absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.

For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability substantially to perform his employment duties for the Company and which continues for a period of at least one hundred eighty (180) consecutive days.

(B) The Employee Separates from Service with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(i) a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities, which in the Employee’s reasonable judgment, are inconsistent with his status, title, position or responsibilities, or any removal of Employee from or failure to reappoint or reelect him to any of such positions, status, or title except in connection with his Separation from Service on account of Disability, Cause, or death, or by the Employee other than for Good Reason;

(ii) a reduction in the Employee’s base salary;

(iii) the Company’s requiring the Employee to be based at any place outside a 30 mile radius from Durham, North Carolina, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Company to continue in effect any compensation, welfare or benefit plan in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits, or the taking of any action by the Company which would adversely affect Employee’s participation in or materially reduce Employee’s benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

(v) any purported involuntary Separation from Service for Cause or Disability without grounds therefore;

(vi) the insolvency or the filing (by any party including the Company) of a petition for bankruptcy of the Company;

(vii) any material breach by the Company of any provision of this Agreement; or

(viii) the failure of the Company to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company to assume and agree to perform this Agreement.

6. Severance Pay and Benefits. In the event that Employee Separates from Service with the Company under any of the circumstances described in Paragraph 5 above, Employee shall be entitled to receive all of the following:

(A) all accrued compensation and any pro-rata bonuses Employee may have earned up to the Termination Date;

(B) a severance payment equal to two and nine-tenths (2.9) times the amount of the Employee’s most recent annual compensation, including the amount of his most recent annual bonus. Except as provided in Paragraph 8, the severance payment shall be paid in thirty-four (34) equal monthly installments without interest, commencing one month after the Termination Date;

(C) a continuation of benefits in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iv) to the extent applicable. The Company shall maintain in full force and effect, for two (2) years after the Termination Date, all life insurance, health, accidental death and dismemberment, and disability plans and other benefit programs in which Employee is entitled to participate immediately prior to the Termination Date provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. Employee’s continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to the Termination Date. If Employee’s participation in any such plan or program is barred, the Company shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to the Termination Date, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

(D) a lump sum payment (or otherwise as specified by Employee to the extent permitted by the applicable plan) of any and all amounts contributed to a Company tax-qualified pension or retirement plan which Employee is entitled to under the terms of any such plan.

7. Stock Options. Upon the occurrence of a Change in Control, all stock options shall immediately vest and, except as may be required by the nature of the transaction constituting the Change in Control, the options shall remain exercisable for the duration of the original option term; provided, however, that to the extent that the extended stock option exercise period provided in this Paragraph 7 results in a modification of the stock option in a manner which would result in the option being defined as deferred compensation under Section 409A of the Code and subject to the requirements of Section 409A of Code, then the exercise period for such option shall not be extended beyond the later of: (i) the 15th day of the third month following the date on which the exercise period would have otherwise expired under the terms of the option as in effect on the date of grant, or (ii) December 31st of the calendar year in which the exercise period would have otherwise expired. If the plans or agreements under which outstanding options were granted to the Employee before the effective date of the Prior Agreement do not provide for immediate vesting, the Company shall use its best efforts to effect amendments permitting the acceleration of vesting so long as no material adverse accounting treatment results to the Company.

8. Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Employee is a Key Employee of the Company on the date he Separates from Service, then severance payments and the accelerated vesting or delivery, if any, of equity awards other than stock options and restricted stock, to the extent applicable provided under Paragraph 6(B) or in the applicable award agreement shall be delayed for a period of six months following Employee’s Termination Date (the “409A Delay Period”). In such event, any severance payments provided under Paragraph 6(B) that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the seventh month following Employee’s Termination Date. In addition, in the case of accelerated vesting and/or delivery, if any, of equity awards other than stock options and restricted stock, such vesting and/or delivery of such equity awards as may be provided if the applicable award agreement shall be delayed until the seventh month following Employee’s Termination Date.

9. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment. The severance pay and benefits under this Agreement shall be in lieu of any other severance pay to which Employee may be entitled from the Company.

10. Fees and Expenses. The Company agrees that if Employee is entitled to any severance pay or benefits under this Agreement, and the Company or its survivor disputes the obligation to pay such severance pay or benefits and the Employee prevails, in whole or in part, the Company or its survivor shall promptly pay or reimburse Employee for all expense incurred by Employee in such dispute, including, but not limited to, attorneys’ fees and associated expenses.

11. Excise Tax Payments.

(A) Notwithstanding anything set forth in this Agreement to the contrary, in the event any payment or benefit paid or payable or distributed or distributable to the Employee or for his benefit pursuant to the terms of this Agreement (a “Payment “) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”); provided, however, that the Accounting Firm is not also serving as accountant or auditor for the individual, entity or group effecting the Change in Control. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within ten days of the Termination Date if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Paragraph 11(B) shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination. The existence of the Dispute shall not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution. lf there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee subject to the application of Paragraph 11(C) below.

(C) Notwithstanding anything in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

12. Income Tax Payment. In the event Employee receives payments or benefits pursuant to Paragraph 6 of this Agreement and incurs state or federal personal income tax liability as a result of the receipt of such payments or benefits, then Employee is entitled to receive an additional payment (the “Income Tax Payment”) in an amount equal to the state and federal personal income tax assessed on such payments or benefits. Said Income Tax Payment shall be made prior to any calculation of the Excise Tax Payment required by Paragraph 11 of this Agreement. Said Income Tax Payment shall be paid to Employee by the Company by April 15 of the year following each year in which such tax liability occurs.

13. Covenant Not to Compete. Employee acknowledges that by virtue of his employment with the Company, he shall have access to and control of confidential and proprietary information concerning the Company’s business and that the Company’s business depends, to a considerable extent, on the individual’s skills, efforts, and leadership of Employee. Accordingly, and in consideration of the Company’s commitments to Employee under this Agreement, Employee expressly covenants and agrees that for the two (2) year period following his Separation from Service with the Company (regardless of the circumstances of such separation) Employee will not, without the prior consent of the Company:

(A) on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, or otherwise, directly or indirectly:

(i) within the geographical areas set forth below, solicit or do business which is the same, similar to, or otherwise in competition with the business engaged in by the Company from or with persons or entities who are customers of the Company, who were customers of the Company at any time during the last year of Employee’s employment with the Company or to whom the Company had made proposals for business at any time during the last year of Employee’s employment with the Company; or

(ii) offer employment to, or otherwise solicit for employment, any employee or other person who had been employed by the Company during the last year of Employee’s employment with the Company.

(B) within the geographical area set forth below, be employed (or otherwise engaged) in a management capacity, other capacity providing the same or similar services which Employee provided to the Company, or any capacity connected with competitive business activities by any person or entity that engages in the same, similar, or otherwise competitive business as the Company;

(C) directly or indirectly take action which is primarily intended to be materially detrimental to the Company’s goodwill, name, business relations, prospects, and operations.

(D) the restrictions set forth in this Paragraph 13 apply to the following geographical areas:

(i) Research Triangle Park, North Carolina;

(ii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company is located, or does, or during Employee’s employment with the Company, did business;

(iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee performed substantial work on the Company’s projects while employed by the Company.

Employee acknowledges that the covenants contained in this Paragraph 13 are reasonably necessary to protect the legitimate business interests of the Company and are reasonable with respect to scope, time, and territory and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed upon him. If any of the provisions, clauses, or phrases in this Paragraph 13 are held unenforceable by a court of competent jurisdiction, then the parties desire that any such provision, clause or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.

14. Successors and Assigns.

(A) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(B) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries, or legal representatives except by will or by the laws of dissent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

15. Notice. Notice as provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Registered Mail, Return Receipt Requested, Postage Pre-Paid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Attn. Gerald F. Roach, Post Office Box 2611, Raleigh, North Carolina 27602-2611, counsel for the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day of the mailing thereof, except that notice of change of address shall be effective only upon receipt.

16. Modifications. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditional provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions of the same at any prior or subsequent time.

17. Entire Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EMBREX, INC.

	By:	/s/ David M. Baines
	Title:	Vice President, Global Sales & Marketing

ATTEST:	EMPLOYEE:

/s/ Don T. Seaquist	/s/ Randall L. Marcuson
Corporate Secretary	Randall L. Marcuson

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